UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:
☑	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

HealthMarkets, Inc.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box:)
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY INFORMATION STATEMENT

May 1, 2008

Dear Fellow Stockholder:

I cordially invite you to attend the 2008 Annual Meeting of Stockholders of HealthMarkets, Inc. The meeting this year will be held at 10:00 a.m., Central Daylight Time, on Thursday, May 22, 2008, at the offices of HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas. The attached notice of Annual Meeting and Information Statement describes the items currently anticipated to be acted upon by the stockholders at the Annual Meeting. Please note that the Board of Directors is not soliciting proxies from the holders of the Class A-2 shares in connection with the Annual Meeting.

One of the purposes of the Information Statement is to give you important information regarding HealthMarkets’ Board of Directors and executive management. We urge you to read the Information Statement carefully.

On behalf of the management and directors of HealthMarkets, Inc., I want to thank you for your continued support and confidence in HealthMarkets. We look forward to seeing you at the 2008 Annual Meeting.

Sincerely,

WILLIAM J. GEDWED
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING
INFORMATION STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2008
PROPOSAL 1
INFORMATION ABOUT THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Potential Payments upon Termination or Change-in-Control
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2
AMENDMENT TO CERTIFICATE OF INCORPORATION
PROPOSAL 3
PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
4. OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

HEALTHMARKETS, INC.
9151 BOULEVARD 26
NORTH RICHLAND HILLS, TEXAS 76180

NOTICE OF ANNUAL MEETING

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of HealthMarkets, Inc. to be held on Thursday, May 22, 2008 at 10:00 a.m., Central Daylight Time, at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas 76180.

This Information Statement is being delivered in connection with the following matters:

1. Electing eleven (11) directors to serve until our next annual stockholders’ meeting,

2. Approving the amendment of HealthMarkets’ Certificate of Incorporation to permit the Board of Directors to fill any vacancies among the Additional Directors resulting from an increase in the number of directors constituting the Board of Directors,

3. Ratifying the appointment of KPMG LLP to serve as HealthMarkets’ independent registered public accounting firm, and

4. Any other matters that may properly come before the Annual Meeting or any postponement or its adjournment.

Members of HealthMarkets’ Board of Directors and stockholders holding approximately 87% of our outstanding Common Stock as of March 30, 2008, have indicated that they intend to vote in favor of electing the proposed slate of directors, approving the amendment to the Certificate of Incorporation of the Company, and ratifying the appointment of the Company’s independent registered public accountants. Therefore, the proposals will be assured of receiving the required vote and will be approved at the Annual Meeting and will become effective immediately following the Annual Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: May 1, 2008

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT FOR THE 2008 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD MAY 22, 2008

General

This Information Statement is being distributed in connection with the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of HealthMarkets, Inc., a Delaware corporation (“we”, “our”, “us” or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on May 22, 2008, at 10:00 a.m., Central Daylight Time.

This Information Statement includes information relating to the proposals to be voted on at the Annual Meeting, the voting process, compensation of directors and our most highly paid officers, and other required information.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. Each person who is receiving this Information Statement also is receiving a copy of our Annual Report on Form 10-K for the year ended December 31, 2007. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about May 1, 2008.

Our Board of Directors has approved, and has recommended that the stockholders approve, the following proposals (collectively, the “Proposals”):

1. The election of the slate of eleven (11) directors proposed by our Nominating Committee to serve until the next annual meeting of stockholders and until their respective successors are chosen and qualified;

2. The amendment of HealthMarkets’ Certificate of Incorporation to permit the Board of Directors to fill any vacancies among the Additional Directors resulting from an increase in the number of directors constituting the Board of Directors;

3. The ratification of the selection of KPMG LLP as the Company’s independent registered public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2008; and

4. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Information Statement Materials for the Annual Meeting of Stockholders to be Held on May 22, 2008.

1. This Information Statement and our Annual Report on Form 10-K for the year ended December 31, 2007 is available on the Financial Information page of the Company’s website (http://www.healthmarkets.com).

2. The following materials are available on the Financial Information page of the Company’s website (http://www.healthmarkets.com):
a. Notice of Annual Meeting
b. Information Statement
c. Annual Report on Form 10-K

3. If you wish to attend the Annual Meeting and need directions, please contact us at (817) 255-5200.

Merger

On April 5, 2006, HealthMarkets, Inc. completed its merger (the “Merger”) providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. The stock ownership of each of these private equity firms is set forth below under the caption “Security Ownership of Certain Beneficial Owners and Management.” As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets common shares (other than shares held by certain members of management and shares held through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

In the transaction, HealthMarkets’ public shareholders received aggregate consideration of approximately $1.6 billion, of which approximately $985.0 million was contributed as equity by the Private Equity Investors. The balance of the Merger consideration was financed with the proceeds of a $500.0 million term loan facility extended by a group of banks, the proceeds of $100.0 million of trust preferred securities issued in a private placement, and Company cash on hand in the amount of approximately $42.8 million.

Voting

The Board of Directors has selected the close of business on March 30, 2008 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock, par value $0.01 per share, and Class A-2 Common Stock, par value $0.01 per share (collectively, “Common Stock”), entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities that entitle holders to vote at the Annual Meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting.

Members of the Board of Directors, members of management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) own a total of 26,921,399 shares, or approximately 87% of our total voting power. Because the Consenting Stockholders have indicated that they will vote in favor of all of the Proposals and because such Consenting Stockholders control more than a majority of the voting power, the Proposals are assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies from holders of the Class A-2 Common Stock.

Stockholders attending the Annual Meeting are welcome to vote at the Annual Meeting and may address any matters that may properly come before the Annual Meeting.

How Many Shares of HealthMarkets Common Stock Were Outstanding as of the Record Date?

As of March 30, 2008, our record date, 31,012,201 shares of our Common Stock were issued and 30,920,137 shares were outstanding, consisting of 26,921,399 shares of Class A-1 Common Stock and 3,998,738 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our Stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.

How Many Shares Are Needed to Constitute a Quorum at the Meeting?

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Annual Meeting. However, the stockholders present at the Annual Meeting may adjourn the Annual Meeting despite the absence of a quorum.

What Vote is Required to Approve the Proposals?

A plurality of the votes cast is required to elect directors. For all of the other Proposals, the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the other Proposals. Abstentions will have the same effect as votes against the Proposals, although abstentions will count toward the presence of a quorum.

Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposals?

As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposals, thereby ensuring that such Proposals will be adopted. Therefore, the solicitation of proxies is not necessary, and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.

When Will Each Proposal Become Effective?

The Proposals will be effective immediately following the completion of the Annual Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about May 1, 2008 and will hold our Annual Meeting on May 22, 2008.

How Can Stockholders Participate in the Meeting?

Each stockholder of record as of the record date can participate in the Annual Meeting personally or through another person or persons designated to act for such stockholder by proxy.

How Will Our Stockholders Know When the Proposals are Effective?

Those stockholders that attend the Annual Meeting will be notified then of the effectiveness of the Proposals. In addition, we will notify our stockholders of the effective dates of the Proposals described in this Information Statement when we file our Form 10-Q for the quarter ended June 30, 2008, which will be the first Quarterly Report on Form 10-Q following the Annual Meeting.

Who Will Pay for the Costs Associated with this Information Statement?

HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.

No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Securities Exchange Act of 1934 requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

Eleven (11) directors will be elected at the Annual Meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. All of the nominees are currently directors of the Company, and each nominee has consented to being named as a nominee and to serve, if elected.

In connection with the Merger, we entered into a stockholders agreement with various investment affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking (the “Private Equity Investors”), as well as certain management stockholders. The Stockholders Agreement provides that the Board of Directors of the Company consist of the following:

•	up to six directors nominated or designated by the investment affiliates of Blackstone and any permitted transferee thereof (collectively, the “Blackstone Investor Group”);

•	up to two directors nominated or designated by the investment affiliates of Goldman Sachs and any permitted transferee thereof (collectively, the “GS Investor Group”);

•	up to one director nominated or designated by the investment affiliates of DLJ Merchant Banking and any permitted transferee thereof (collectively, the “DLJ Investor Group,” and each of the Blackstone Investor Group, the GS Investor Group and the DLJ Investor Group, a “Private Equity Investor Group”);

•	one member of management, which we refer to as the “Management Director,” to be nominated by Private Equity Investors holding a majority of the Class A-1 Common Stock held by Private Equity Investors; and

•	additional directors, which we refer to as the “Additional Directors,” including directors who may be considered independent under various SEC and stock exchange definitions to the extent deemed necessary or advisable.

The allocation of board representation to the Private Equity Investor Groups will be reduced as the ownership interest of Class A-1 Common Stock of such Private Equity Investor Group is reduced. The Blackstone Investor Group will have the ability to designate a majority of the directors for so long as it holds a majority of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger. Each Private Equity Investor Group will lose its right to designate directors entirely when its ownership of shares of Class A-1 Common Stock is less than the greater of (i) five percent of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger and (ii) three percent of the then-outstanding shares of Class A-1 Common Stock.

Generally, each director will have one vote. However, if the Blackstone Investor Group nominates or designates fewer than the maximum number of directors to which it is entitled, then the Blackstone Investor Group’s directors will have aggregate voting power on board matters equal to the maximum number of directors that the Blackstone Investor Group is entitled to nominate or designate divided by the number of directors they have actually nominated or designated.

The Blackstone Investor Group has designated Chinh E. Chu and Matthew S. Kabaker for nomination as directors. The GS Investor Group has designated Adrian M. Jones and Sumit Rajpal for nomination as directors. The DLJ Investor Group has designated Kamil M. Salame for nomination as a director. William J. Gedwed has been designated as the Management Director. Messrs. Allen F. Wise, Harvey C. DeMovick, Jr., Mural R. Josephson, Andrew S. Kahr and Steven J. Shulman have been designated as Additional Directors.

THE BOARD OF DIRECTORS HAS NOMINATED THE FOLLOWING SLATE OF DIRECTORS TO HEALTHMARKETS’ BOARD AND HAS RECOMMENDED APPROVAL OF THEIR ELECTION TO SERVE UNTIL THE NEXT ANNUAL MEETING OF ITS STOCKHOLDERS IN 2009 OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED. IF A NOMINEE IS UNAVAILABLE FOR ELECTION, THE BOARD MAY REDUCE THE NUMBER OF DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING.

			Year
			First
			Elected
Name	Age	Background	Director

Allen F. Wise	65	Mr. Wise was elected a director and Chairman of the Board of Directors of HealthMarkets in July 2006. Mr. Wise does not serve on any committees of the Board. He also serves as Chairman of the board of directors of Coventry Health Care, a national managed health care company based in Bethesda, MD. For eight years Mr. Wise served as Coventry Health Care’s President and Chief Executive Officer. Prior to his tenure at Coventry Health Care, he was Executive Vice President at UnitedHealth Group, Inc., and its predecessor, MetraHealth Companies, Inc. Earlier in his career, Mr. Wise served as President and Chief Executive Officer of Wise Health System, a health care investment company; President and Chief Executive Officer of Keystone Health Plan; and served as Chief Operating Officer of Independence Blue Cross. Mr. Wise is a director of Magellan Health Services, Inc. (a manager of behavioral health and radiology benefits).	2006
William J. Gedwed	52	Mr. Gedwed has been a director of the Company since June 2000 and has served as President and Chief Executive Officer since July 1, 2003. He was named Chairman of the Board in September 2005 and served in such position until April 2006. Mr. Gedwed is a member of the Executive Committee and the Nominating Committee of the Board. Mr. Gedwed also currently serves as a director and Chairman of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company, Fidelity First Insurance Company and Fidelity Life Insurance Company (insurance subsidiaries of the Company). He served as President and CEO of the insurance subsidiaries (other than Fidelity Life Insurance Company) from May 2007 until March 25, 2008. Mr. Gedwed currently serves as a director of NMC Holdings, Inc. and Motor Club Investors Inc. He also served as a director and/or executive officer of other subsidiaries of NMC Holdings, Inc. until December 2005.	2000

			Year
			First
			Elected
Name	Age	Background	Director

Chinh E. Chu	41	Mr. Chu has been a director of the Company since April 2006 and served as Chairman of the Board from April 2006 until July 2006. Mr. Chu is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Nominating Committee of the Board. Mr. Chu is a Senior Managing Director of The Blackstone Group LP, which he joined in 1990. He currently serves as a director of Celanese Corporation, Nalco Holdings LLC, SunGard Data Systems, Inc., Graham Packaging Holdings Company, Financial Guaranty Insurance Company and Encore Medical Corporation.	2006
Harvey C. DeMovick, Jr.	61	Mr. DeMovick joined the Board of Directors of the Company effective August 30, 2007. From 1997 to 2007, Mr. DeMovick served as Executive Vice President of Coventry Health Care, responsible for Customer Service Operations and Information Technology.	2007
Adrian M. Jones	43	Mr. Jones has been a director of the Company since April 2006. Mr. Jones is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Investment Committee of the Board. Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002. Mr. Jones joined Goldman, Sachs & Co.’s Investment Banking Division in 1994 and moved to its Merchant Banking Division in 1998. Before joining Goldman Sachs, Mr. Jones served as a lieutenant in the Irish Army and worked at Bank of Boston. Mr. Jones currently serves on the boards of directors of Burger King Corporation, Autocam Corporation and Signature Hospital Holdings.	2006

			Year
			First
			Elected
Name	Age	Background	Director

Mural R. Josephson	59	Mr. Josephson has been a director of the Company since May 2003 and is a member of the Audit Committee and Executive Compensation Committee of the Board. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants. He has served as a director of SeaBright Insurance Holdings, Inc. (a publicly-traded company providing multi-jurisdictional workers’ compensation insurance) since February 2004, as a director of Argo Group International Holdings, Ltd. (formerly PXRE Group Ltd.) (a publicly-traded company providing primarily catastrophe and risk excess reinsurance products and services) since August 2004. He served as a director of ALPS Corporation and its wholly-owned subsidiary, Attorneys Liability Protection Society, Inc. (a privately-held insurance company that writes attorney errors and omissions coverage) from January 2006 until May 2007.	2003
Matthew S. Kabaker	31	Mr. Kabaker has been a director of the Company since April 2006. Mr. Kabaker is a member of the Audit Committee, Investment Committee, Compliance & Governance Committee, and Executive Compensation Committee of the Board. Mr. Kabaker is a Managing Director of The Blackstone Group LP, which he joined in 1998. Mr. Kabaker currently serves on the boards of directors of TRW Automotive, Financial Guaranty Insurance Company, Ariel Reinsurance Holdings and Michaels Stores, Inc.	2006
Andrew S. Kahr	67	Mr. Kahr has been a director of the Company since August 2006. Mr. Kahr is employed by Global Financial Innovation, SA, St. Moritz, Switzerland. He served as a financial services consultant with Eden Properties, SA, St. Moritz, Switzerland from March 2003 to October 2006. Following his retirement as Chairman and Chief Executive officer of Providian Corporation in 1986, Mr. Kahr served as a financial services consultant with Sodemo, SA, St. Moritz, Switzerland, from February 1986 until March 2003.	2006

			Year
			First
			Elected
Name	Age	Background	Director

Sumit Rajpal	32	Mr. Rajpal has served as a director of the Company since June 2007. Mr. Rajpal is a member of the Audit Committee of the Board. He is Managing Director in the Principal Investment Area of Goldman, Sachs & Co. which he joined in 2000. Prior to joining Goldman Sachs, Mr. Rajpal worked for McKinsey & Company. Mr. Rajpal currently serves on the board of directors of USI Holdings Corporation, Entertainment Co AB (CSI), Alliance Films, and Buck Acquisition (Dollar General).	2007
Kamil M. Salame	39	Mr. Salame has been a director of the Company since April 2006. Mr. Salame is a member of the Executive Committee, Nominating Committee, and Investment Committee of the Board. Mr. Salame is a partner of DLJ Merchant Banking Partners, the leveraged buyout business of Credit Suisse’s asset management business. Mr. Salame joined DLJ Merchant Banking Partners in 1997. Previously, he was a member of DLJ’s Leveraged Finance Group. Mr. Salame is a director of Aspen Insurance Holdings Limited, Merrill Corporation, Professional Career Development Institute, LLC and US Express Leasing, Inc.	2006
Steven J. Shulman	56	Mr. Shulman began serving as a director of the Company in July 2006. Mr. Shulman is a member of the Executive Compensation Committee of the Board. He also serves as Chairman of Magellan Health Services, Inc. (a manager of behavioral health and radiology benefits) and served as Magellan’s Chief Executive Officer until February 2008. Prior to joining Magellan Health Services, Mr. Shulman founded IHCG, an early-stage healthcare technology venture fund, and served as its Chairman and Chief Executive Officer from 2000 to 2002. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and Chief Executive Officer from 1997 to 1999. Mr. Shulman co-founded Value Health, Inc., a New York Stock Exchange-listed specialty managed health care company, and served as President of its Pharmacy and Disease Management Group and director from 1991 to 1997. Mr. Shulman is a member of the board of directors of IHCG, Digital Insurance (a private employee benefit service company).	2006

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation for the 2007 Fiscal Year

The following table shows the compensation paid to our directors for their services during the fiscal year ended December 31, 2007. Directors who are our employees do not receive additional compensation for their services as directors. Accordingly, Mr. Gedwed receives no compensation for his services as a director. Messrs. Chu, Jones, Kabaker, Rajpal and Salame, members of our Board designated by the Private Equity Investors, are not considered to be independent and therefore also do not receive compensation for their services. We provide our independent directors with an annual retainer for Board and Committee membership and have, historically, awarded stock option grants to our independent directors. We reimburse all directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings and meetings of the stockholders of the Company.

Change in
Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards(6)	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Allen F. Wise(1)	400,000	—	228,260	—	—	—	628,260
William J. Gedwed	—	—	—	—	—	—	—
Chinh E. Chu	—	—	—	—	—	—	—
Harvey D. DeMovick, Jr.(2)	25,000	—	8,893	—	—	—	33,893
Adrian M. Jones	—	—	—	—	—	—	—
Mural R. Josephson(3)	175,000	—	12,947	—	—	—	187,947
Matthew S. Kabaker	—	—	—	—	—	—	—
Andrew S. Kahr(4)	150,000	—	12,681	—	—	—	162,681
Sumit Rajpal	—	—	—	—	—	—	—
Kamil M. Salame	—	—	—	—	—	—	—
Steven J. Shulman(5)	125,000	—	21,580	—	—	—	146,580

(1)	Mr. Wise receives an annual retainer for Board membership of $500,000 which was increased effective July 1, 2007 from the previous retainer of $200,000.

(2)	Elected a director effective August 30, 2007. Mr. DeMovick receives an annual retainer for Board membership of $100,000.

(3)	Mr. Josephson receives annual retainers for the following: Board membership — $100,000; Chairmanship of the Audit Committee — $50,000; Executive Compensation Committee membership — $25,000.

(4)	Mr. Kahr receives an annual retainer for Board membership of $150,000.

(5)	Mr. Shulman receives annual retainers for the following: Board membership — $100,000; Executive Compensation Committee membership — $25,000.

(6)	Calculated in accordance with Statement of Financial Accounting Standards 123R. Represents compensation expense recognized in 2007 for financial reporting purposes. On August 30, 2007, Mr. DeMovick was awarded 6,102 stock options at an exercise price of $40.97. At December 31, 2007, stock option awards for the independent directors were outstanding as follows: Wise — 74,323; DeMovick — 6,102; Josephson — 4,054; Kahr — 4,200; Shulman — 6,757.

Director Independence

The Board has determined that Messrs. Wise, DeMovick, Josephson, Kahr and Shulman are “independent,” as that term is defined under the listing standards of the New York Stock Exchange. Mr. Gedwed is not “independent” due to his affiliation with the Company. Messrs. Chu, Jones, Kabaker, Rajpal and Salame are not “independent” due to their respective affiliations with the Private Equity Investors.

Annual Meeting Attendance

We encourage but do not require our directors to attend the Annual Meeting of Stockholders. One (1) of the Company’s then directors attended the Annual Stockholder Meeting held May 23, 2007.

Stockholder Communication with Our Board

All current members of the Company’s Board are listed under the heading “More About Our Company” on the Company’s website (http://www.healthmarkets.com). Stockholders may communicate directly with the HealthMarkets Board of Directors, including the Chairman of the Audit Committee, the Chairman of the Nominating Committee and/or the non-Management Directors individually or as a group. All communications should be directed to our Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. In addition, we maintain contact information, both telephone and email, on our website under the heading “Contact Us.” The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications, with the exception of spam, business solicitations and advertisements, product inquiries and suggestions, resumes and other forms of job inquiries, surveys, and obvious “junk” and mass mailings.

Board Meetings, Attendance, and Executive Sessions

During the fiscal year ended December 31, 2007, the Board of Directors met four (4) times and took action on other occasions by unanimous consent of its members. Each member of the Board of Directors who held such position in 2007 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such director served. The Board met in executive session during all regularly scheduled meetings, without management present, and plans to continue that practice going forward.

Board Committees

To assist the Board in the discharge of its responsibilities, the Company has established a standing Audit Committee, Executive Committee, Investment Committee, Compliance & Governance Committee, Nominating Committee, and Executive Compensation Committee. The following chart shows the composition of the committees of the Board of Directors and the number of meetings held by each committee during fiscal year 2007.

							Compliance			Executive
Director	Audit		Executive		Investment		& Governance	Nominating		Compensation

Allen F. Wise
William J. Gedwed			x					x
Chinh E. Chu			x	*			x *	x	*	x *
Harvey C. DeMovick, Jr..
Adrian M. Jones			x		x		x			x
Mural R. Josephson	x	*								x
Matthew S. Kabaker	x				x	*	x			x
Andrew S. Kahr
Sumit Rajpal	x
Kamil M. Salame			x		x			x
Steven J. Shulman										x
Fiscal 2007 Meetings	16		0		4		4	0		5

x – Committee Member			* – Committee Chair

The functions and composition of these Board committees are described below:

Audit Committee, Financial Expert

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the processes related to the Company’s risks and control environment, overseeing the integrity of the Company’s financial statements and financial reporting and compliance with legal and regulatory requirements and evaluating the Company’s audit processes. The Audit Committee confers with the Company’s independent registered public accounting firm and internal auditors regarding audit procedures, including proposed scope of examination, audit results and related management letters. The Audit Committee reviews the services performed by the independent registered public accounting firm in connection with determining their independence, reviews the reports of the independent registered public accounting firm and internal auditors, and reviews recommendations about internal controls. The Committee selects and appoints the Company’s independent registered public accounting firm and approves any significant non-audit relationship with the independent registered public accounting firm.

KPMG LLP, the Company’s independent registered public accounting firm, has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

Since joining the Board in May 2003, Mr. Josephson has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Josephson, who is independent of management of the Company, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants. The other members of the Audit Committee are not “independent.”

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarkets.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, stockholders and other persons. Employees may report such concerns confidentially and anonymously by utilizing a toll free hot line number (877-778-5463) or by accessing Report-It (http://www.reportit.net), a third party reporting service. All others may direct such concerns in writing to the Board of Directors, Audit Committee and/or the non-Management Directors c/o our Corporate Secretary, HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Audit Committee’s Report appears elsewhere in this Information Statement.

Executive Committee

The Executive Committee has the authority of the full Board of Directors in the management and affairs of the Company, except that the Committee may not effect certain fundamental corporate actions, including (a) declaring a dividend, (b) amending the Certificate of Incorporation or By-Laws, (c) adopting an agreement of merger or consolidation, or (d) imposing a lien on substantially all of the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. Although the Executive Committee did not meet during the Company’s 2007 fiscal year, the Committee took action on selected occasions by unanimous consent of its members.

Investment Committee

The Investment Committee coordinates with the Investment/Finance Committees of the Company’s insurance subsidiaries in supervising and implementing the investments of the funds of the Company and its insurance subsidiaries.

Compliance & Governance Committee

The Compliance & Governance Committee was established by the Board of Directors on August 30, 2006. The Committee develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company; oversees the evaluation of the Board and management, and reviews the succession plan of the Chief Executive Officer and other key officer positions. The Committee also oversees and monitors the Company’s compliance and regulatory functions, including the assessment on a periodic basis of the processes related to the Company’s risk and control environment, the oversight of the integrity of the Company’s compliance with legal and regulatory requirements and evaluation of the Company’s overall compliance program. The Committee also makes recommendations concerning the structure, size and membership of the various committees of the Board of Directors.

The Compliance & Governance Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarkets.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Nominating Committee

The Nominating Committee identifies individuals qualified to become directors and recommends that the Board select the director nominees to be voted on at the next annual meeting of stockholders. None of the members of the Nominating Committee are “independent.”

As a result of the Merger and the terms of the Stockholders’ Agreement that provide for the designation of directors by the Private Equity Investor Groups, the Board of Directors has determined that it is not appropriate to establish specific qualifications for nominees or a formal process for identifying and evaluating such nominees for director.

In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2009 must be made in writing and received by the Corporate Secretary of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than March 2, 2009 (see “Stockholder Proposals for the 2009 Annual Meeting”). The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. At a minimum, candidates for election to the Board must meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Candidates should also have relevant business and financial experience, and must be able to read and understand fundamental financial statements. The Committee has not historically received director candidate recommendations from the Company’s stockholders but will consider all relevant qualifications as well as the needs of the Company in terms of compliance with the Securities and Exchange Commission rules.

The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarkets.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Although the Nominating Committee did not meet during 2007, the Committee took action on selected occasions by unanimous consent of its members.

The Nominating Committee did not receive any recommendations from stockholders regarding candidates for election to the Board at the 2008 Annual Stockholder Meeting.

Executive Compensation Committee

The Executive Compensation Committee administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. The Committee is authorized to provide assistance to the Company’s directors in fulfilling their responsibility to shareholders to ensure that the Company’s officers, key executives and directors are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Company is also authorized to advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives. The Committee may form and delegate to subcommittees when appropriate.

The Committee evaluates the CEO’s performance and sets the CEO’s compensation level based on this evaluation. The Committee meets in executive session without the CEO to determine his compensation. The Committee receives recommendations from the CEO as to compensation of other executive officers, and the CEO participates in Committee discussions regarding the compensation of such officers.

The Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans, evaluates, from time to time, the compensation to be paid to directors for their service on the Board or any committee thereof, and prepares a report on executive compensation as required by the Securities and Exchange Commission to be included in the Information Statement.

Historically, the Committee has engaged the services of an independent compensation consultant to assess the Company’s compensation program and to obtain additional information relative to administering executive compensation decisions. As discussed in the Compensation Discussion and Analysis, the Committee had access to compensation information prepared by Mercer Human Resources Consulting, Inc. in March 2007, which information was considered by the Committee in determining 2007 annual bonus compensation for the Company’s executives.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarkets.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Board has determined that Messrs. Chu, Kabaker and Jones are not “independent” as that term is defined under the listing standards of the New York Stock Exchange, due to their respective affiliations with the Private Equity Investors. During 2007, no Executive Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Executive Compensation Committee or as a director of any company where an executive officer of that company is a member of our Executive Compensation Committee. The members of the Executive Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are described below under the caption “Certain Relationships and Related Party Transactions.”

Family Relationships

There are no family relationships between any of the directors or executive officers.

Involvement in Certain Legal Proceedings

During the past five years, none of the directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Executive Compensation Program

The Company’s compensation objectives are to support the Company’s overall business strategy and objectives, attract and retain the best possible executive talent, motivate executive officers to achieve the Company’s performance objectives, and reward individual performance and contributions. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide.

Prior to the April 5, 2006 Merger in which the Private Equity Investors acquired the Company, our compensation programs and policies were administered and overseen by a compensation committee composed entirely of independent directors. Following the Merger, the Executive Compensation Committee (the “Committee”) (of which Chinh Chu (Chairman), Matthew Kabaker, Adrian Jones, Mural R. Josephson and Steven Shulman serve as members) administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. As discussed in more detail above under the heading “Compensation Committee Interlocks and Insider Participation in Compensation Decisions,” several of the members of the Committee are not considered “independent.”

In connection with the Merger, Messrs. Gedwed, McQuagge, Plato and Myhra entered into definitive employment agreements with the Company. Mr. Boxer and Ms. Cocozza entered into definitive employment agreements with the Company in connection with their appointments as officers of the Company in September 2006 and March 2007, respectively. In general, the employment agreements provided for annual base salary and eligibility for an annual bonus ranging from 75% of annual base salary up to 200% of annual base salary (depending upon the executive’s position). The terms of the employment agreements are discussed in more detail below under the heading “Employment and Consulting Agreements.”

Components of Executive Compensation

Historically, we have used a variety of compensation elements to reach our executive compensation program goals. These include base salary, annual bonus compensation, awards of stock options, certain additional incentive programs, employee benefit plans, and termination and change in control arrangements. We also offer limited perquisites to executive officers. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives; however, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Base Salaries

Base salary is the primary fixed portion of executive pay. It compensates executives for performing their day-to-day duties and responsibilities. As discussed above, the base salaries of the executive officers named in the Summary Compensation Table on page 20 below (the “Named Executive Officers” or the “NEOs”) for 2007 were based on the terms of their employment agreements, which were entered into in connection with the Merger or their appointment as an officer. Messrs. Gedwed, Boxer, Plato and Myhra did not receive an increase in base salary at the beginning of 2007. Mr. McQuagge received a 12.5% increase at the beginning of 2007 in order to maintain the competitiveness of his base salary relative to the market and to recognize past performance. Ms. Cocozza’s employment did not commence until March 30, 2007.

Annual Bonus Compensation

The Company has established an annual bonus compensation plan for senior executives pursuant to which the Company has set a bonus potential for each executive as a percentage of base compensation. The annual bonus compensation plan is designed to achieve the Company’s objective of linking compensation to annual performance results, attracting, motivating and retaining high-caliber leadership, and aligning the interests of senior executives and stockholders.

The bonus potential established for the Named Executive Officers for 2007 ranged from 75% to 200% of base salary, and was based on the terms of the employment agreements with each NEO. Following the end of 2007, Mr. Gedwed met individually with Ms. Cocozza and Mr. McQuagge and evaluated their performance for the year. Mr. Gedwed then made bonus recommendations to the Committee for these Named Executive Officers. With respect to Mr. McQuagge, Mr. Gedwed’s recommendations took into consideration the following factors: corporate financial performance; Agency Marketing Group and Self-Employed Agency Division financial performance; growth prospects; regulatory compliance; and management abilities. With respect to Ms. Cocozza, Mr. Gedwed’s recommendations took into consideration the following factors and weightings: corporate financial performance — 25%; Medicare Division operational and financial performance — 50%; and discretionary evaluation — 25%. With respect to Mr. Boxer, Mr. Gedwed recommended the bonus amount set forth in Mr. Boxer’s employment agreement.

The final determination of annual bonus compensation payouts with respect to 2007 performance for Mr. Boxer, Mr. McQuagge and Ms. Cocozza was made at a meeting of the Committee held on March 13, 2008, at which time the Committee considered Mr. Gedwed’s recommendations. The Committee made some adjustments to what was recommended by Mr. Gedwed and then approved the 2007 bonuses in the amounts set forth in the bonus column of the Summary Compensation Table on page 20 below.

Mr. Plato received a 2007 bonus in March 2008 following his review with David Fields, the Company’s Executive Vice President and Chief Operating Officer, consistent with other employees who are not direct reports of the CEO. Mr. Plato began reporting to Mr. Fields following Mr. Fields’ appointment on November 6, 2007. Mr. Plato’s 2007 bonus was determined in connection with discussions between Mr. Fields and Mr. Plato regarding Mr. Plato’s retirement. Mr. Plato’s retirement became effective on March 28, 2008.

Pursuant to the terms of his employment agreement, Mr. Myhra received a pro-rata portion of his 2007 target bonus in connection with his separation from the Company effective August 31, 2007.

Based on the Company’s performance in 2007, Mr. Gedwed requested that the Committee remove him from consideration for an annual bonus prior to the evaluation process. Accordingly, the Committee did not evaluate Mr. Gedwed for purposes of determining 2007 bonus compensation.

The Committee also had access to the compensation information prepared by Mercer Human Resources Consulting, Inc. (“Mercer”) in March 2007. The analysis was limited to base salary and annual bonus payable to executive officers at a peer group of companies. The analysis was based on proxy data, other publicly disclosed information and Mercer’s own research library. The peer group considered in the Mercer analysis consisted of the following companies: Assurant, Cincinnati Financial, Torchmark, Unitrin, Protective Life, Phoenix Companies, StanCorp Financial Group, AmerUS Group, Great American Financial, Universal American and FBL Financial. Although this survey information was considered by the Committee in determining annual bonus compensation, no particular weight was accorded the survey information and the Committee did not necessarily attempt to provide a level of compensation at any particular range within the survey group.

The annual bonuses paid to Mr. Boxer, Ms. Cocozza and Mr. Plato for 2007 ranged from approximately 77% to 100% of annualized base salary and are included in the Bonus column of the Summary Compensation Table on page 20 below.

Stock Options — 2006 Management Stock Option Plan

On May 8, 2006, the Board of Directors of HealthMarkets adopted the 2006 Management Stock Option Plan (the “2006 Plan”), in accordance with which options to purchase shares of HealthMarkets’ Class A-1 Common Stock may be granted from time to time to officers, employees and non-employee directors of HealthMarkets or any subsidiary. The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The Board believes that the Company will be able to enhance the prospects for its business objectives and more closely align the interests of outside directors, officers and key employees with those of the Company’s stockholders by providing those individuals with the opportunity to increase their equity interests in the Company on meaningful terms.

In May and June of 2006, the Committee granted non-qualified options under the 2006 Plan to Messrs. Gedwed, McQuagge, Plato and Myhra. Option grants under the 2006 Plan were made in connection with the Merger. Mr. Boxer received a grant of non-qualified options under the 2006 Plan in September 2006 in connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer. Ms. Cocozza received a grant of non-qualified stock options under the 2006 Plan in March 2007 in connection with her appointment as Executive Vice President and President of the Company’s Medicare Division. Except in the case of a newly-hired executive, it is not currently anticipated that additional option grants will be made to the Named Executive Officers under the 2006 Plan.

These options were intended to provide a long-term incentive opportunity to the executives that also linked the interests of the executive with those of the stockholders, as the options provide no value unless the value of the underlying shares increases. The number of stock options granted to a particular executive officer was based on the executive’s position and an evaluation of the executive’s ability to influence the long-term growth and profitability of the Company. The number of options previously granted to, and shares held by, an officer were not considered in determining the number of options granted in May and June of 2006 to the officer. These options are included in the Grants of Plan Based Awards table on page 21 below. The Committee does not time the grant of stock options in consideration of the release of material non-public information.

Under the 2006 Plan, the option price may not be less than 100% of the Fair Market Value (as defined below) on the date of grant, except that the option price of an incentive stock option issued to an employee who owns Class A-1 Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Company stock may not be less than 110% of the Fair Market Value on the date of grant. Under the 2006 Plan, “Fair Market Value” is defined to mean the fair market value of a share as determined from time to time by the Board in good faith or, in the event of a termination of employment by certain key executives (other than for cause) within six months of an IPO or change of control, the consideration paid per share pursuant to such transaction.

In connection with the extraordinary cash dividend declared on May 3, 2007, and to prevent a dilution of the rights of participants in the 2006 Plan, the Board of Directors approved an adjustment of options granted under the 2006 Plan, pursuant to which the exercise price was reduced by $10.51 per share — the amount of the extraordinary cash dividend.

The stock options granted to employees under the 2006 Plan vest in three “tranches.” One-third of the options vest in 20% increments over five years with an exercise price equal to the fair market value per share at the date of grant (the “Time-Based Options”). One-third of the options vest in increments of 25%, 25%, 17%, 17% and 16% over five years, provided that the Company shall have achieved certain specified performance targets, with an exercise price equal to the fair market value on the date of grant (the “Performance-Based Options”). The remaining one-third of the options vest in increments of 25%, 25%, 17%, 17% and 16% over five years with an initial exercise price equal to the fair market value at the date of grant. The exercise price increases 10% each year beginning on the second anniversary of the grant date and ending on the fifth anniversary of the grant date (the “Tranche C Options”). Options granted to directors (“Director Options”) vest in 20% increments over five years. Director Options, Time Based Options, Performance-Based Options and Tranche C Options expire ten years following the grant date and become immediately exercisable upon the occurrence of a Change in Control (as defined) if the optionee remains in the continuous employ of the Company or any subsidiary until the date of the consummation of such Change in Control.

On May 3, 2007, the Committee established 2007 performance objectives applicable to the second 25% vesting tranche of the Performance-Based Options granted during the Company’s 2006 fiscal year and to the first 25% vesting tranche of the Performance-Based Options granted during the Company’s 2007 fiscal year. The performance objectives required that in the twelve (12) months ended December 31, 2007, the Company generate income from continuing operations (before taxes, interest expense and certain other fees and expenses) equal to or in excess of $230.2 million. At its March 13, 2008 meeting, the Committee determined that the performance objectives were unsuitable, as they focused solely on adjusted income and did not otherwise take into account other measures, such as individual performance and other Company performance, that would allow the Committee to adequately measure and determine achievement resulting from the favorable operational progress made by the Company and management during the Company’s 2007 fiscal year. This progress included the Company’s successful initiative to expand into the Medicare market, progress in resolution of the multi-state market conduct examination and continued success in recruiting talented individuals to fill senior management roles.

In light of such favorable progress, the Committee exercised its discretion provided under the terms of the 2006 Plan to adjust the acceptable level of achievement for the Performance-Based Options that were subject to the 2007 performance objectives and determined that 50% of those Performance-Based Options would vest upon satisfaction of the continued employment conditions applicable to those Performance-Based Options and that the remaining 50% of the Performance-Based Options that were subject to the 2007 performance objectives would remain outstanding, subject to vesting contingent upon (i) achievement of the 2008 performance objectives that will be established by the Committee and (ii) the continued employment conditions applicable to such Performance-Based Options.

The 2008 performance objectives and the performance objectives for any outstanding unvested Performance-Based Options granted during the Company’s 2006, 2007 and 2008 fiscal years and any Performance-Based Options that are granted by the Company in the future are expected to be established annually by the Committee.

Stock Options — 1987 Amended and Restated Stock Option Plan

In connection with the Merger, each outstanding option to purchase shares of HealthMarkets Common Stock granted under the Company’s 1987 Amended and Restated Stock Option Plan (the “1987 Plan”) became fully vested, and (except with respect to 360,030 options granted under the 1987 Plan that were held by certain executive officers and converted into options to acquire shares of Class A-1 Common Stock) each option granted under the 1987 Plan was cancelled and converted into the right to receive a payment (subject to any applicable withholding taxes) equal to the difference between $37.00 and the exercise price for the option.

In connection with the extraordinary cash dividend declared on May 3, 2007, the Board approved an amendment to the 1987 Plan which provided that, in the event of an extraordinary cash dividend, the Company may make such adjustments to options granted under the 1987 Plan as it determines are equitable and/or appropriate and approved an adjustment to 1987 Plan options pursuant to which the number of options increased and the exercise price of such options decreased. Options to acquire 95,160 shares of Class A-1 Common Stock at an exercise price of $9.25 were adjusted to 120,022 options to acquire Class A-1 Common Stock at an exercise price of $7.34. This adjustment maintained the value of the options pre- and post-dividend.

Additional Incentive Programs

Effective January 31, 2007, the Company established an incentive program (the “BOB III program”) pursuant which the Company agreed to distribute to “eligible participants” on August 15, 2010, in cash, an aggregate of the dollar equivalent value of 100,000 HealthMarkets shares. Eligible participants in the BOB III Program consist of full-time employees, including executive officers, of HealthMarkets and its subsidiaries and independent agents associated with HealthMarkets’ insurance subsidiaries who were employed by or contracted with HealthMarkets and its subsidiaries, as the case may be, at the close of business on January 31, 2007 and who remain employed by or contracted with HealthMarkets and its subsidiaries at the close of business on August 15, 2010. In accordance with the BOB III Program, each eligible participant will be entitled to receive his or her portion of the aggregate cash payment determined by reference to a formula based on, among other things, such eligible participant’s tenure with HealthMarkets and its subsidiaries and level of compensation.

HealthMarkets 401(k) and Savings Plan

The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (the “Employee Savings Plan”). The Employee Savings Plan enables eligible employees to make pre-tax contributions to the Employee Savings Plan (subject to overall limitations) and to direct the investment of such contributions among several investment options. The Employee Savings Plan, which is made available to all employees, is intended to assist in attracting and retaining employees by providing them with a tax-advantaged means to save a portion of their earnings for retirement purposes.

During 2007, the Company made certain matching contributions and supplemental contributions to participants’ accounts in cash. All contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. Contributions by the Company and its subsidiaries to the Employee Plan currently vest in prescribed increments over a six-year period. Effective April 1, 2008, the Company discontinued supplemental contributions and increased the matching contribution for those employees who elect to participate.

Employee Benefit Plans

The Company offers benefit plans such as vacation, medical, prescription drug, vision, dental and term life insurance coverage to the Named Executive Officers on the same basis as offered to all employees. The Company offers these plans to attract, motivate and retain high-caliber employees.

The Company does not maintain a pension plan or non-qualified deferred compensation plan for executives or its other employees.

Perquisites

Historically, the Company has not made available a broad array of perquisites and personal benefits to its executive officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company and as an accommodation to certain executives who maintain a residence in States other than the location of their Company office or who might otherwise incur certain expenses associated with the commencement of their employment. In 2007, the Company reimbursed personal travel (including airline club membership), housing and car expenses for Mr. Boxer, who commuted to the Company’s Texas headquarters from a primary residence in another State, and reimbursed travel expenses for Mr. Myhra in connection with certain personal travel. The Company also reimbursed COBRA health insurance premium expenses incurred by Ms. Cocozza as a result of the Company’s ninety day waiting period prior to the availability of coverage through the Company’s medical plan. The Company furnished such executives with tax gross-ups for income attributable to such payments. The Company believes that these payments enhanced its ability to attract and retain these executives. The Company chose to provide the tax gross-ups to preserve the level of benefits intended to be provided under these arrangements. The Company also chose to pay club dues for Mr. Plato for business entertainment purposes. The value of each of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table on page 20 below.

Severance and Change of Control Agreements

Generally, currently outstanding stock options provide for post-termination exercise periods ranging from the earlier of ninety (90) calendar days or the remaining term of the option (in the case of voluntary terminations by the employee), to the earlier of one (1) year or the remaining term of the option (in the case of termination due to death or disability, termination by the employee for good reason, or termination by the Company without cause.) Termination of employment for cause results in expiration of all options on the date of the termination.

Change of control provisions are contained in various Company plans applicable to the Named Executive Officers as well to other employees. Options granted under the 2006 Plan provide that upon the occurrence of a Change of Control (as defined in the 2006 Plan), if the employee has remained in the continuous employ of the Company, and his or her employment terminates for any reason (other than a termination for cause by the Company or a voluntary termination by the employee), the employee may exercise any options exercisable as of the date of the employee’s termination or that would have become exercisable if the employee had remained employed until the first anniversary of the date of the employee’s termination.

Under the terms of employment agreements with the Company, the Named Executive Officers (other than Messrs. McQuagge, Plato and Myhra, who are no longer employed by the Company) are entitled to severance payments in the event of their termination in certain specified circumstances. These executives would be entitled to receive severance equal to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of welfare benefits for two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year. These executives are entitled to full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive, including such payments and benefits due to the executive in connection with the Merger; provided, however, that following a change of control of HealthMarkets (other than in connection with the Merger), the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of these executives has agreed to two-year post-termination non-competition and non-solicitation covenants. The terms of the Employment Agreements, including the circumstances under which the executives are entitled to severance, are described in more detail under the heading “Employment and Consulting Agreements.”

In connection with their separations from the Company, Messrs. McQuagge, Plato and Myhra have each executed agreements with the Company, the terms of which are described in more detail under the heading “Employment and Consulting Agreements.”

We believe that these change of control arrangements benefit the Company and its stockholders by assuring key employees that we are aware of the issues they could face upon a change of control; by providing key employees with financial assurances so that they can perform their jobs with minimum distraction in the face of a pending change of control; by encouraging key employees to stay with the Company while a change of control is occurring, so that an acquiring company can retain individuals who have been key to the Company’s success; and by helping the Company recruit employees who may have similar agreements with other companies.

Accounting and Tax Issues

Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation in excess of $1.0 million paid to the Company’s Chairman, principal executive officer or to any of the Company’s three other highest-paid other executive officers (other than the principal financial officer) unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on the review and discussions referred to above, the Executive Compensation Committee recommends to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

EXECUTIVE COMPENSATION COMMITTEE

Chinh E. Chu (Chairman)
Matthew S. Kabaker
Adrian M. Jones
Mural R. Josephson
Steven J. Shulman

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for services to us and our subsidiaries earned by or awarded or paid to the persons who were the chief executive officer, the chief financial officer, the three other most highly compensated executive officers of the Company serving as such at December 31, 2007, and one other former officer who would have been among the next three most highly compensated executive officers but for the fact that he was not serving at December 31, 2007.

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
				Stock	Option	Incentive	Deferred	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)	Plan	Compensation	Compensation(7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	Compensation	Earnings	($)	($)

William J. Gedwed,	2007	600,000	—	—	1,153,035	—	—	16,341	1,769,376
Director; President and CEO	2006	600,000	750,000	—	893,337	—	—	2,040,965	4,284,302
Michael E. Boxer,	2007	450,000	450,000	—	493,461	—	—	120,755	1,514,216
Executive Vice President and CFO	2006	119,423	160,000	—	81,127	—	—	22,175	382,725
Troy A. McQuagge,	2007	450,000	—	—	1,072,351	—	—	16,234	1,538,585
Former President — Agency Marketing Group(3)	2006	400,000	700,000	—	612,057	—	—	3,399,426	5,111,483
Nancy Cocozza,	2007	257,115	315,000	—	319,797	—	—	18,273	910,185
Executive Vice President(4)	2006	—	—	—	—	—	—	—	—
James N. Plato,	2007	325,000	250,000	—	208,559	—	—	17,357	800,916
Former President — Life Insurance Division(5)	2006	325,000	250,000	758	191,410	—	—	1,151,111	1,918,279
Phillip J. Myhra,	2007	259,615	—	—	547,304	—	—	1,556,511	2,363,430
Former Executive Vice President — Insurance Group(6)	2006	375,000	250,000	—	440,488	—	—	4,798,651	5,864,139

(1)	Represents cash bonuses accrued for the year under the annual bonus plan.

(2)	Calculated in accordance with Statement of Financial Accounting Standards 123R. Represents compensation expense recognized in 2007 for financial statement reporting purposes. The assumptions used in the valuation are discussed in Note 15 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Mr. McQuagge’s employment terminated on March 21, 2008.

(4)	Does not include $105,000 in consulting fees paid to Ms. Cocozza prior to the commencement of her employment on March 30, 2007. The amount included as Salary in 2007 represents base compensation actually paid in 2007. Ms. Cocozza’s base salary for 2007 was $350,000.

(5)	Mr. Plato’s employment terminated on March 28, 2008.

(6)	Mr. Myhra’s employment terminated on August 31, 2007. The amount included as Salary in 2007 represents base compensation actually paid during 2007.

(7)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation for 2007:

								Severance
	Company	Company						and	Additional
	Paid Life	Contribution		Car	Housing	Tax	COBRA	Termination	Incentive	Club
	Insurance	to 401k Plan	Travel	Allowance	Allowances	Gross-ups	Reimbursement	Benefits	Programs	Dues
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

William J. Gedwed	720	13,500	—	—	—	—	—	—	2,121	—
Michael E. Boxer	720	13,500	34,053	9,039	24,311	38,832	—	—	—	300
Troy A. McQuagge	720	13,393	—	—	—	—	—	—	2,121	—
Nancy Cocozza	360	9,073	—	—	—	4,797	4,043	—	—	—
James N. Plato	720	12,900	—	—	—	—	—	—	2,121	1,616
Phillip J. Myhra	720	13,500	16,952	—	—	9,723	—	1,513,495	2,121	—

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the fiscal year ended December 31, 2007.

All Other
						Option		Closing
						Awards:	Exercise	Market	Grant
						Number of	or Base	Price of	Date
			Estimated Future Payouts Under			Securities	Price of	Common	Fair Value
		Board	Equity Incentive Plan Awards			Underlying	Option	Stock on	of Option
	Grant	Action		Target	Maximum	Options	Awards	Grant Date	Awards
Name	Date	Date	Threshold(#)	(#)(1)	(#)	(#)(1)	($/Share)(2)	($/Share)(2)	($)(3)

William J. Gedwed
Michael E. Boxer
Troy A. McQuagge
Nancy G. Cocozza	03/30/2007	03/29/2007				31,500(4)	39.49	50.00	587,475
	03/30/2007	03/29/2007				31,500(5)	39.49	50.00	469,665
Phillip J. Myhra
James N. Plato

(1)	Represents options granted under the 2006 Plan. Options have a ten year term and vest over time as described below. Excludes an increase in the number of options granted under the 1987 Plan due to an adjustment of those options in connection with the extraordinary cash dividend declared on May 3, 2007. As a result of such adjustment, the number of options granted under the 1987 Plan increased as follows: Gedwed — 5,903; McQuagge — 10,734; and Plato — 2,911.

(2)	Options were granted with an exercise price equal to fair market value on the date of grant. The fair market value of the Company’s stock is set by the Board of Directors on a quarterly basis. In connection with the extraordinary cash dividend declared on May 3, 2007, the exercise price of all options outstanding under the 2006 Plan was reduced by $10.51 per share — the amount of the extraordinary cash dividend.

(3)	The grant date fair value of these awards was calculated in accordance with Statement of Financial Accounting Standards 123R. Refer to page F-51 of HealthMarkets’ 2007 Annual Report on Form 10-K for all valuation assumptions regarding options included in this column.

(4)	Represents approximately one-third of the total options granted, awarded by the Board of Directors to the NEO on the date indicated. These options vest in 20% increments over five years with an exercise price equal to the fair market value on the grant date adjusted for the extraordinary cash dividend (“Time-Based Options”).

(5)	Represents approximately one-third of the total options granted, awarded by the Board to the NEO on the date indicated. These options vest in increments of 25%, 25%, 17%, 17% and 16% over five years with an initial exercise price equal to the fair market value on the grant date adjusted for the extraordinary cash dividend. The exercise price increases 10% each year beginning on the second anniversary of the grant date (“Tranche C Options”).

(6)	Approximately one-third of the total options awarded by the Board to the NEO vest in increments of 25%, 25%, 17%, 17% and 16% over five years, provided that the Company shall have achieved certain specified performance targets at an exercise price equal to the fair market value on the grant date (“Performance-Based Options”). Performance-Based Options where performance goals have not been established for financial statement reporting purposes pursuant to FAS 123R have been excluded from the Grant of Plan-Based Awards table. Specifically, the table excludes 31,500 Performance-Based Options awarded to Ms. Cocozza by the Board on March 29, 2007 with an exercise price per share of $39.49. See the discussion of performance objectives in the Compensation Discussion and Analysis on pages 16 and 17.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executive Officers at December 31, 2007:

	Option Awards
	Number of Securities
	Underlying Unexercised Options		Option
		(#)	Exercise	Option
	(#)	Unexercisable	Price	Expiration
Name	Exercisable	(1)(2)	($)(3)	Date

William J. Gedwed	28,408		7.34	06/14/2010
	48,672	107,778	26.49	06/26/2016
Michael E. Boxer	24,615	54,509	27.86	09/26/2016
	4,256	9,426	27.86	09/29/2016

Troy A. McQuagge	17,045		7.34	06/14/2010
	34,065	75,434	26.49	06/26/2016
Nancy G. Cocozza		63,000	39.49	03/30/2017
James N. Plato	4,864	10,773	26.49	06/26/2016

(1)	Excludes Performance-Based Options where performance goals have not been established for financial statement reporting purposes pursuant to FAS 123R. Performance-Based Options are excluded as follows: Gedwed — 52,150, Boxer — 30,937, McQuagge — 36,501, Cocozza — 31,500 and Plato — 5,213.

(2)	Represents options granted under the 2006 Plan. Please refer to Notes 4, 5 and 6 to the Grants of Plan-Based Awards table for description of vesting.

(3)	In connection with the extraordinary cash dividend declared May 3, 2007, the options outstanding under the 1987 Plan were adjusted to increase the number of options outstanding and decrease the exercise price on each option from $9.25 to $7.34. The exercise price of stock options outstanding under the 2006 Plan was reduced by $10.51 per share — the amount of the extraordinary cash dividend. The adjustments were designed to maintain the value of the options pre- and post-dividend.

Option Exercises and Stock Vested

The following table summarizes options exercised by the Named Executive Officers during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	On Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

William J. Gedwed	222	8,361	—	—
Michael Boxer	—	—	—	—
Troy A. McQuagge	34,771	1,206,206	—	—
Nancy G. Cocozza	—	—	—	—
James N. Plato	16,624	566,807	—	—
Phillip J. Myhra	48,674	756,394	—	—

Potential Payments upon Termination or Change-in-Control

Assuming that (i) the Named Executive Officers (other than Mr. Myhra, whose employment terminated on August 31, 2007) were terminated on December 31, 2007 and (ii) that the price of the Company’s Common Stock was $35.00 as of December 31, 2007 (the fair market value as determined by the Executive Committee of the Board), then the Named Executive Officers (other than Mr. Myhra) would be entitled to the following payments upon a termination of employment or change of control:

				Termination for
	Voluntary	Involuntary		Cause, Death,
	Termination for	Termination	Change in	Disability or
	Good Reason	without Cause	Control	Retirement
Name	($)	($)	($)	($)

William J Gedwed
• Severance(1)	1,200,000	1,200,000	—	—
• Target Incentive Bonus(2)	1,200,000	1,200,000	—	—

• Benefit Continuation(3)	23,067	23,067	—	—
• Stock Option Vesting Acceleration(4)	330,812	330,812	1,430,765	—
Michael E. Boxer
• Severance(1)	900,000	900,000	—	—
• Target Incentive Bonus(2)	900,000	900,000	—	—
• Benefit Continuation(3)	22,957	22,957	—	—
• Stock Option Vesting Acceleration(4)	322,562	322,562	964,094	—
Troy A. McQuagge
• Severance(1)	900,000	900,000	—	—
• Target Incentive Bonus(2)	900,000	900,000	—	—
• Benefit Continuation(3)	17,980	17,980	—	—
• Stock Option Vesting Acceleration(4)	231,532	231,532	1,001,400	—
Nancy G. Cocozza
• Severance(1)	700,000	700,000	—	—
• Target Incentive Bonus(2)	700,000	700,000	—	—
• Benefit Continuation(3)	28,132	28,132	—	—
• Stock Option Vesting Acceleration(4)	121,549	121,549	1,043,444	—
James N. Plato
• Severance(1)	650,000	650,000	—	—
• Target Incentive Bonus(2)	487,500	487,500	—	—
• Benefit Continuation(3)	17,496	17,496	—	—
• Stock Option Vesting Acceleration(4)	44,671	44,671	143,013	—

(1)	Represents two times base salary. See discussion of Employment and Consulting Agreements below.

(2)	Represents two times target bonus. See discussion of Employment and Consulting Agreements below.

(3)	Represents company portion of current benefit cost for two year continuation period. See discussion of Employment and Consulting Agreements below. For these purposes, we have assumed that health care costs will increase at the rate of 10% per year.

(4)	Represents expense to be recorded upon acceleration of option vesting based on occurrence of noted event, calculated in accordance with Statement of Financial Accounting Standards 123R. In the event of a Voluntary Termination for Good Reason or an Involuntary Termination Without Cause, actual value to the Named Executive Officers would be as follows: Gedwed — $1,614,719; Boxer — $412,293; McQuagge — $1,051,269; Cocozza — $-0- and Plato — $82,802. This assumes a per share price of $35 (the fair market value of the Company’s Common Stock as of December 31, 2007, as determined by the Executive Committee of the Board).

Employment and Consulting Agreements

During the 2007 fiscal year, the Company maintained an employment agreement with each of the Named Executive Officers. In the case of Messrs. Gedwed, McQuagge, Plato and Myhra, the principal terms of their employment agreements were requested by and negotiated with The Blackstone Group following agreement regarding the key terms of the Merger. In connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer in September 2006, Mr. Boxer also entered into an employment agreement with the Company. Pursuant to these employment agreements, Messrs. Gedwed, Boxer, McQuagge, Plato and Myhra receive a minimum annual base salary; are eligible for an annual bonus ranging from 75% of annual base salary up to 200% of annual base salary (with a “target” bonus ranging from 75% to 100% of annual base salary); are entitled to participate in the Company’s 2006 Management Stock Option Plan; and are entitled to participate in certain other employee benefit plans. In addition, as previously disclosed, Mr. Boxer was given the right to purchase 18,243 shares of the Company’s Class A-1 Common Stock at fair market value and, if he elected to exercise the right to purchase such shares, the Company agreed to award him additional stock options to purchase an equivalent number of shares. On September 29, 2006, Mr. Boxer exercised this right and purchased 18,243 shares of the Company’s Class A-1 Common Stock at $38.37 per share. The employment agreements have an initial employment term of two or three years that automatically renew annually upon the expiration of the initial employment term, unless either party gives notice. The employment of Mr. Myhra, Mr. McQuagge and Mr. Plato terminated effective August 31, 2007, March 21, 2008 and March 28, 2008, respectively.

In connection with the appointment of Nancy Cocozza as the Company’s Executive Vice Present and President of the Company’s Medicare Division on March 30, 2007, the Company entered into an employment agreement with Ms. Cocozza on terms substantially similar to the employment agreements with the other Named Executive Officers described above. In addition, Ms. Cocozza was awarded a grant of options for 94,500 shares of the Company’s Class A-1 Common Stock under the HealthMarkets 2006 Management Stock Option Plan and was given the right to purchase 8,000 shares of the Company’s Class A-1 Common Stock at fair market value. On March 30, 2007, Ms. Cocozza exercised this right and purchased 8,000 shares of the Company’s Class A-1 Common Stock at $50.00 per share.

In addition, under the terms of their employment agreements, the Named Executive Officers are entitled to severance payments in the event their employment is terminated by the Company without Cause (as defined) or the executive terminates his or her employment for Good Reason. For purposes of the employment agreements, the term “Good Reason” means termination of employment by the executive within ninety days of any of the following events, without the executive’s consent, after failure of the Company to cure in thirty days: (1) the reduction of the executive’s position from that of a senior level position (or, in the case of Mr. Boxer and Ms. Cocozza, from their specific positions), (2) a decrease in the executive’s base salary or target bonus percentage other than in the case of a decrease for a majority of similarly situated executives, (3) a reduction in the executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to the executive unless such reduction applies to a majority of the senior level executives of the Company, or (4) the announcement of a relocation of the executive’s primary place of employment to a location 50 or more miles from the current headquarters.

The Named Executive Officers are entitled to receive severance equal to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of welfare benefits for two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year. The Named Executive Officers are entitled to full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive; provided, however, that following a change of control of HealthMarkets, the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of the Named Executive Officers has agreed to two-year post-termination non-competition and non-solicitation covenants.

In connection with their separations from the Company, Messrs. Myhra, McQuagge and Plato entered into separation agreements with the Company pursuant to which each former executive, in exchange for signing a release, receives severance payments consistent with the terms of his employment agreement.

Mr. Myhra’s separation and consulting agreement provided, among other things, that Mr. Myhra would be available to provide, on an independent contractor basis, up to 20 hours of consulting services per month over a six month period. Consulting services in excess of 20 hours per month were to be reimbursed at an hourly rate of $500 per hour. Mr. Myhra did not receive any payments under this provision. Mr. Myhra will receive severance payments in the aggregate amount of $1,312,500 and a bonus payment of $187,243 (representing a pro-rata portion of Mr. Myhra’s 2007 target bonus), each payable over a 24 month period. Mr. Myhra is also entitled to receive, at the Company’s expense, the Company-paid portion of the premium for continued participation in the Company’s health and life insurance plans for a two-year period commencing on the termination date. Any health and life insurance coverage will end if Mr. Myhra becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

Mr. McQuagge’s transition services agreement provides, among other things, that Mr. McQuagge will be available to provide, on an independent contractor basis, up to 60 hours of consulting services per quarter for a two-year period. Consulting services in excess of 60 hours per quarter will be reimbursed at an hourly rate of $500 per hour. The agreement further provides that on or after the effective date of the agreement, the Company will appoint Mr. McQuagge to the Board of Directors of the Company. Mr. McQuagge will receive severance payments in the aggregate amount of $1,800,000 payable over the 24 month term of the agreement. The Company has also agreed to amend the terms of Mr. McQuagge’s options granted under the 2006 Management Stock Option Plan to permit those options to continue vesting during the term of the agreement so long as Mr. McQuagge continues to serve as a Director of the Company. In addition, if Mr. McQuagge’s services as a Director are Terminated Without Cause (as defined) by the Company, Mr. McQuagge will vest in the next vesting level that would have become vested and exercisable if he had continued to serve as a Director until the first anniversary of such termination. Mr. McQuagge is also entitled to receive, at the Company’s expense, the Company-paid portion of the premium for continued participation in the Company’s health and life insurance plans for a two-year period commencing on the termination date. The Company also agrees, following the expiration of any COBRA period, to permit Mr. McQuagge and his dependents to participate in a health insurance plan comparable to the Company’s health plans, at Mr. McQuagge’s own expense (not to exceed 120% of the then-current cost of COBRA) or, in lieu thereof, to participate in a plan marketed by the Company on a guaranteed issue basis, at Mr. McQuagge’s own expense, until Mr. McQuagge becomes eligible for Medicare, not to extend beyond Mr. McQuagge attaining age 65. Any health and life insurance coverage will end if Mr. McQuagge becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

Mr. Plato’s separation and consulting agreement provides, among other things, that Mr. Plato will be available to provide, on an independent contractor basis, up to 20 hours of consulting services per month for a six month period. Consulting services in excess of twenty 20 hours per month will be reimbursed at an hourly rate of $300 per hour. Mr. Plato will receive severance payments in the aggregate amount of $1,137,500 payable over a 24 month period. Mr. Plato is also entitled to receive, at the Company’s expense, the Company-paid portion of the premium for continued participation in the Company’s health and life insurance plans for a two-year period commencing on the termination date. The Company also agrees, following the expiration of any COBRA period, to permit Mr. Plato to participate in a health insurance plan comparable to the Company’s health plans, at Mr. Plato’s own expense, until Mr. Plato becomes eligible for Medicare, not to extend beyond Mr. Plato attaining age 65. Any health and life insurance coverage will end if Mr. Plato becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

Each of the separation agreements entered into with Messrs. Myhra, McQuagge and Plato also provides for full change of control parachute excise tax gross-up protection on all payments and benefits due to the former executive. In addition, each former executive is subject to two-year post-termination non-competition and non-solicitation restrictions.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 30, 2008 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

		Percent of	Percent of	Percent of
	Common Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Five Percent (5%) Holders:
Blackstone Investor Group	16,486,486.4865	60.7%	—	52.9%
c/o The Blackstone Group 345 Park Avenue New York, NY 10154
Goldman Sachs Investor Group	6,756,756.7567	24.9%	—	21.7%
c/o Goldman Sachs & Co. 85 Broad Street, 10th Floor New York, NY 10154
DLJ Investor Group	3,378,378.3784	12.4%	—	10.8%
c/o DLJ Merchant Banking Partners One Madison Avenue New York, New York 10010
Trustees under the HealthMarkets Agents’ Total	2,617,564.0000	—	65.5%	8.4%
Ownership Fund Trust, as amended and restated effective as of October 1, 2005(2) c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180
Trustees under the Dynamic Equity Fund Program	1,261,935.0000	—	31.6%	4.1%
Trust, as amended and restated effective as of August 1, 2005(3) c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180

		Percent of	Percent of	Percent of
	Common Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Named Executive Officers and Directors:
William J. Gedwed	133,767.3200	0.5%	—	0.4%
Michael E. Boxer	47,144.0000	0.2%	—	0.2%
Troy A. McQuagge(4)	72,566.0000	0.3%	—	0.2%
Nancy G. Cocozza	26,112.0000	0.1%	—	0.1%
James N. Plato(5)	8,861.0000	—	—	—
Phillip J. Myhra(6)	48,674.0000	0.2%	—	0.2%
Allen F. Wise	41,891.0000	0.2%	—	0.1%
Chinh E. Chu	—	—	—	—
Harvey C. DeMovick, Jr.	—	—	—	—
Adrian M. Jones	—	—	—	—
Mural R. Josephson	810.0000	—	—	—
Matthew S. Kabaker	—	—	—	—
Andrew S. Kahr	840.0000	—	—	—
Sumit Rajpal	—	—	—	—
Kamil M. Salame	—	—	—	—
Steven J. Shulman	21,621.0000	0.1%	—	0.1%
All executive officers and directors (19 individuals as a group)	452,999.3200	1.7%	—	1.5%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of March 30, 2008.

(2)	Represents vested shares of Class A-2 Common Stock held by participants in the Company’s Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006.

(3)	Represents vested shares of Class A-2 Common Stock held by participants in the Company’s Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006.

(4)	Mr. McQuagge’s employment with the Company terminated effective March 21, 2008.

(5)	Mr. Plato’s employment with the Company terminated effective March 28, 2008.

(6)	Mr. Myhra’s employment with the Company terminated effective August 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock, are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established and the Company is required to report in this Information Statement any failure to file by these dates during 2007. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, and except as otherwise stated in this paragraph, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2007, except for the Initial Form 3 on behalf of Sumit Rajpal which was filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of Private Equity Investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets’ common shares (other than shares held by certain members of management and shares through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

Immediately prior to the Merger, Gladys J. Jensen, individually and in her capacity as executor of the estate of the late Ronald L. Jensen (the Company’s founder and former Chairman), beneficially held approximately 17.04% of the outstanding shares of the Company, and the adult children of Mrs. Jensen beneficially held in the aggregate approximately 10.09% of the outstanding shares of the Company. As a result of the Merger, Mrs. Jensen and her adult children divested their holdings in the Company, and affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners acquired, as of the effective date of the Merger, approximately 55.3%, 22.7% and 11.3%, respectively, of the Company’s outstanding equity securities. At December 31, 2007, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners held approximately 54.0%, 22.1% and 11.1%, respectively, of the Company’s outstanding equity securities.

Certain members of the Board of Directors of the Company are affiliated with the Private Equity Investors. In particular, Chinh E. Chu and Matthew S. Kabaker serve as a Senior Managing Director and a Principal, respectively, of The Blackstone Group, Adrian M. Jones and Sumit Rajpal serve as a Managing Director and a Vice President, respectively, of Goldman, Sachs & Co., and Kamil M. Salame is a partner of DLJ Merchant Banking Partners.

The Company maintains written policies and procedures for review and approval of related party transactions. These policies provide that any material transaction entered into between the Company and any related party shall be valid for all purposes if such transaction is assessed to be fair to the Company and is approved in advance by a majority of the Company’s disinterested outside directors. Material transactions are defined as any arrangement, contract or transaction involving payments by or from the Company equal to or greater than $250,000 (in any twelve month period) or $1 million (over the term of such arrangement, contract or transaction). Related parties are defined as any person or entity that is an affiliate of the Company or any entity in which an affiliate of the Company has a 5% or greater equity interest. Affiliates of the Company are persons or entities controlled by, controlling, or under common control with, the Company, including directors and officers of the Company and their immediate family members.

Set forth below is a summary description of all material transactions between the Company and the Private Equity Investors and all other parties related to the Company. The Company believes that the terms of all such transactions with all related parties are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Transactions with the Private Equity Investors

Transaction and Monitoring Fee Agreements

At the closing of the Merger, the Company entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of the Private Equity Investors. In accordance with the terms of the Transaction and Monitoring Fee Agreements, the advisory affiliates of each of the Private Equity Investors agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively. The annual monitoring fees are in each case subject to upward adjustment in each year based on the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) in such year to consolidated EBITDA in the prior year, provided that the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. The aggregate annual monitoring fees in the amount of $12.5 million paid with respect to 2007 were paid in full to the advisory affiliates of the Private Equity Investors in January 2007. Aggregate annual monitoring fees in the amount of $12.5 million with respect to 2008 were paid in full to the advisory affiliates of the Private Equity Investors in January 2008.

In accordance with the terms of the Transaction and Monitoring Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the monitoring services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement. During 2007, these costs were de minimus.

Interest Rate Swaps

At the effective date of Merger, an affiliate of The Blackstone Group assigned to the Company three interest rate swap agreements with an aggregate notional amount of $300.0 million. At the effective date of the Merger, the interest rate swaps had an aggregate fair value of approximately $2.0 million.

Transaction Fee Agreements

In accordance with the terms of separate Future Transaction Fee Agreements, each dated as of May 11, 2006, affiliates of each of the Private Equity Investors agreed to provide to the Company certain financial and strategic advisory services with respect to future acquisitions, divestitures and recapitalizations. For such services, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners are entitled to receive 0.6193%, 0.2538% and 0.1269%, respectively, of the aggregate enterprise value of any units acquired, sold or recapitalized by the Company.

In accordance with the terms of the Future Transaction Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the advisory services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement.

No amounts were paid under this agreement in 2007.

Group Purchasing Organization

Effective June 1, 2006, the Company agreed to participate in a “group purchasing organization” (“GPO”) that acts as the Company’s agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program. The Company’s participation during 2007 was nominal with respect to purchases by the Company under the GPO purchasing program in accordance with the terms of this arrangement.

MEGA Advisory Agreement- Student Insurance Division

Pursuant to the terms of an amendment, dated December 29, 2006, to an advisory agreement dated August 18, 2006, The Blackstone Group provided certain tax structuring advisory services to MEGA in connection with the sale by MEGA of MEGA’s Student Insurance Division, for which MEGA paid to an advisory affiliate of The Blackstone Group in 2007, a tax structuring fee in the amount of $1.0 million. The terms of the amendment were approved by the Oklahoma Insurance Department effective February 8, 2007.

Registration Rights Agreement

The Company is a party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the investment affiliates of each of the Private Equity Investors, providing for demand and piggyback registration rights with respect to the Class A-1 Common Stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Private Equity Investors affiliated with The Blackstone Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the Private Equity Investors affiliated with Goldman Sachs Capital Partners will have the right to demand such registration on up to two occasions, and the Private Equity Investors affiliated DLJ Merchant Banking Partners will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.

In addition, the Private Equity Investors have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investors. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.

Investment in Certain Funds Affiliated with the Private Equity Investors

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by Mid-West National Life Insurance Company of Tennessee in Goldman Sachs Real Estate Partners, L.P., a commercial real estate fund managed by an affiliate of Goldman Sachs Capital Partners. The Company has committed such investment to be funded over a series of capital calls. The Company has funded $3.3 million in capital calls through December 31, 2007.

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by The MEGA Life and Health Insurance Company in Blackstone Strategic Alliance Fund L.P., a hedge fund of funds managed by an affiliate of The Blackstone Group. The Company has committed such investment to be funded over a series of capital calls. The Company has funded $1.6 million in capital calls through December 31, 2007.

Extraordinary Cash Dividend

On May 3, 2007, the Company’s Board of Directors declared an extraordinary cash dividend in the amount of $10.51 per share for Class A-1 and Class A-2 Common Stock to holders of record as of close of business on May 9, 2007, paid on May 14, 2007. In connection with the extraordinary cash dividend, affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners were paid dividends in the amount of $173.3 million, $71.0 million and $35.5 million, respectively.

Transactions with Certain Members of Management and Certain Other Employees

Transactions with National Motor Club

William J. Gedwed (a director and the Chief Executive Officer of the Company) holds a 5.3% equity interest in NMC Holdings, Inc. (“NMC”), the ultimate parent company of National Motor Club of America and subsidiaries (“NMCA”).

Effective January 1, 2005, MEGA and NMCA entered into a three-year administrative agreement (succeeding a prior two-year agreement) for a term ending on December 31, 2007 pursuant to which MEGA agreed to issue life, accident and health insurance polices to NMCA for the benefit of NMCA members in selected states. NMCA, in turn, agreed to provide to MEGA certain administrative and record keeping services in connection with the NMCA members for whose benefit the policies have been issued. MEGA terminated this agreement effective January 1, 2007. During 2007, NMCA paid to MEGA the amount of $28,000 pursuant to the terms of this agreement. The payment received by MEGA in 2007 was related to 2006 activities. During 2007, NMCA paid the Company $391,000 for printing and various other services.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors and operates under a written charter. On August 2, 2007, the Committee reviewed its charter and, after assessing the adequacy thereof, approved an amended Charter.

The Audit Committee held sixteen (16) meetings in 2007. The meetings facilitated communication with senior management and employees, the Company’s internal auditor and KPMG LLP, the Company’s independent registered public accounting firm. The Committee held discussions with the internal auditor and independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and the Committee is responsible for the oversight of the scope of the independent registered public accounting firm’s role and the determination of its compensation. The Committee regularly evaluates the performance and independence of the Company’s independent registered public accounting firm and, in addition, has reviewed and pre-approved all services provided by KPMG LLP during 2007.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and representatives of KPMG LLP regarding the fair and complete presentation of the Company’s financial results, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has reviewed and discussed with the Company’s management and representatives of KPMG LLP the annual audited and quarterly unaudited consolidated financial statements of the Company for the 2007 fiscal year (including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and each of the Company’s Quarterly Reports on Form 10-Q filed during 2007).

The Committee has also reviewed with representatives of KPMG LLP such matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 114, Communications with Audit Committees. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the registered public accounting firm’s independence. The Audit Committee has also received a written report from KPMG LLP regarding its independence and other matters. The Audit Committee has determined that the provision of non-audit services should not compromise KPMG LLP’s independence.

The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements. The Company’s Annual Report on Form 10-K included management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, but did not include an attestation report of KPMG. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Committee has selected and appointed the Company’s independent registered public accounting firm, subject to stockholder ratification.

Mural R. Josephson, Chairman
Matthew S. Kabaker
Sumit Rajpal

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit HealthMarkets’ consolidated financial statements for 2007, HealthMarkets and its affiliates retained KPMG LLP and other accounting and consulting firms to provide advisory, auditing and consulting services in 2007. The Company understands the need for KPMG LLP to maintain objectivity and independence in its audit of the Company’s consolidated financial statements. To minimize relationships that could appear to impair the objectivity of KPMG LLP, the HealthMarkets Audit Committee has restricted the non-audit services that KPMG LLP may provide to HealthMarkets primarily to tax services and merger and acquisition due diligence and audit services, and the Audit Committee has determined that HealthMarkets will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than comparable services available from other service providers.

The Audit Committee Charter provides that the Committee shall approve all non-audit engagement fees and terms with the independent registered public accounting firm and all other compensation to be paid to the independent registered public accounting firm. The Committee has the authority to delegate pre-approvals of non-audit services to a single member of the Audit Committee, and the Chairman of the Committee has been authorized to pre-approve non-audit services up to $75,000 for any one transaction, not to exceed an aggregate of $250,000 in any one year. Fees for non-audit services exceeding these amounts must be approved by the full Committee. As a matter of policy the Chairman requests the Committee to ratify his approval of the non-audit fees at the next quarterly meeting.

In determining the appropriateness of a particular non-audit service to be performed by the registered public accounting firm, the Audit Committee shall consider whether the service facilitates the performance of the audit, improves the Company’s financial reporting process or is otherwise in the public interest.

The aggregate fees billed for professional services by KPMG LLP in 2007 and 2006 were as follows:

Type of Fees	2007	2006

Audit Fees	$2,574,000	$2,568,000
Audit-Related Fees(a)	59,000	297,000
Tax Fees	—	—
All Other Fees	26,000	22,000

Total	$2,659,000	$2,887,000

(a)	Includes in 2006 fees in the amount of $183,000 for professional services associated with the Merger transaction.

For purposes of the table above, “audit fees” are fees that the Company paid to KPMG LLP for the audit of the Company’s consolidated financial statements included in HealthMarkets’ Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” represent fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees billed by the accounting firm to the Company for any services not included in the first three categories (which other fees consist primarily of online research subscription fees, seminar attendance fees). All fees in each fee category were approved by the Company’s Audit Committee.

PROPOSAL 2

AMENDMENT TO CERTIFICATE OF INCORPORATION

The Company’s Certificate of Incorporation provides that the Board of Directors shall promptly act to fill any vacancies among the Additional Directors resulting from the death, resignation or removal of any Additional Director. To clarify that the Board of Directors has the authority to fill any vacancies among Additional Directors resulting from an increase in the number of Directors constituting the Board of Directors, and to amend the Certificate of Incorporation to effect such a change, the Board of Directors unanimously approved an amendment to the Company’s Certificate of Incorporation, and recommended approval of the amendment by the stockholders, to amend Article V, Section 2(b) of the Company’s Certificate of Incorporation. As amended, the Certificate of Incorporation would permit the Board of Directors to fill any vacancy among the Additional Directors resulting from an increase in the number of directors constituting the Board of Directors. The proposed amendment to the Company’s Certificate of Incorporation, amending Article V, Section 2(b), appears below. The language in bold represents the proposed additional language:

“ARTICLE V

“Section 2. (b) The Board shall include any number of Additional Directors (or none) as may be determined by the Board from time to time; provided that, at any time during which the Corporation is required by applicable law to have one or more “independent directors” (as such term may be defined in any applicable law) (“Independence Requirements”), the Board shall include not fewer than the minimum number of Independent Directors as may be required by the Independence Requirements, such Independent Directors to be considered Additional Directors for all purposes hereunder. To the extent the Board has determined to include Additional Directors pursuant to the immediately preceding sentence, the Board shall have the authority to, and responsibility of, nominating qualified Persons for election as Additional Directors at each annual meeting or special meeting of stockholders at which any such Directors of the Corporation are to be elected (or in connection with any applicable written consent of stockholders). The Board shall promptly act to fill any vacancies among the Additional Directors resulting from an increase in the number of directors constituting the Board of Directors, or the death, resignation or removal of any Additional Director.”

Management believes that this amendment to the Company’s Certificate of Incorporation will clarify the ability of the Board of Directors to fill any vacancies among Additional Directors resulting from an increase in the number of Directors constituting the Board of Directors.

The affirmative vote of a majority of the outstanding shares of Common Stock is needed to ratify the amendment to the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE “FOR” ADOPTION OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, AS DESCRIBED ABOVE.

PROPOSAL 3

PROPOSAL TO RATIFY THE APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of the Company’s independent registered public accounting firm be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit the Audit Committee’s selection to the stockholders for their approval and to abide by the result of the stockholders’ vote. Subject to ratification by the stockholders, the Audit Committee reappointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2008. In recommending ratification by the stockholders of the appointment of KPMG LLP, the Board of Directors has satisfied itself as to that firm’s professional competence and standing. However, if the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain KPMG LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

4. OTHER BUSINESS

Neither the Board nor management is aware of any matters to be presented at the Annual Meeting other than those referred to in the Notice of Annual Meeting and this Information Statement.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Unless we indicate otherwise, proposals that stockholders intend to present at the next annual meeting of stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934 and must be received at the principal executive offices of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than March 2, 2009, which is 60 days prior to the date of the first anniversary of the mailing of the Information Statement for our 2008 Stockholders Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

North Richland Hills, Texas
May 1, 2008